SECOND AMENDMENT TO
ETF DISTRIBUTION AGREEMENT

This second amendment (“Amendment”) to the ETF distribution agreement (the “Agreement”) dated as of September 30, 2021, by and between Listed Funds Trust (“Trust”) and Quasar Distributors, LLC (together with Trust, the “Parties”) is effective as of October 15, 2025.

WHEREAS, the Parties desire to amend the Agreement to reflect an updated funds list; and

WHEREAS, Section 8(b) of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

2.Exhibit A to the Agreement is hereby deleted in its entirety and replaced by Exhibit A attached hereto.

3.Except as expressly amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4.This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers.

LISTED FUNDS TRUST	QUASAR DISTRIBUTORS, LLC

By: /s/ Kacie Briody	By: /s/ Teresa Cowan
Name: Kacie Briody, President	Name: Teresa Cowan, President
Date: October 15, 2025	Date: October 16, 2025

EXHIBIT A

As of October 15, 2025

Core Alternative ETF
Optimized Equity Income ETF
Wahed FTSE USA Shariah ETF
Wahed Dow Jones Islamic World ETF